UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2008

Comarco, Inc.

(Exact name of registrant as specified in its charter)

California	000-05449	95-2088894
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25541 Commercentre Drive, Lake Forest, California	92630-8870
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949)599-7400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On June 24, 2008, the Board of Directors (the “Board”) of Comarco, Inc. (the “Company”) took action to unanimously elect, effective June 25, 2008, Mr. Robert J. Majteles, 43, a director of the Company. Mr. Majteles was elected to fill a vacancy on the Board created as a result of an amendment to the Company’s Bylaws increasing the authorized number of directors from five directors to six directors. Mr. Majteles was elected by the Board, upon the unanimous recommendation of the Governance and Nominating Committee following its review and consideration of Mr. Majteles. No Board committee assigments for Mr. Majteles have been determined. Mr. Majteles was considered at the suggestion of Special Situations Cayman Fund, L.P., Special Situations Fund III, QP, L.P., Special Situations Fund III, L.P., Special Situations Technology Fund, L.P. and Special Situations Technology Fund II, L.P. (collectively “SSF”). SSF is a significant shareholder of the Company.

Mr. Majteles, is the managing member of Treehouse Capital, LLC (“Treehouse”), an investment firm. SSF has entered into an agreement with Mr. Majteles and Treehouse pursuant to which Treehouse, through Mr. Majteles, provides certain management and financial advisory services to various portfolio companies at the request of SSF. Treehouse is entitled to 10% of SSF’s net gain (as defined in the agreement) or net loss (as defined in the agreement) on SSF’s investment in the portfolio companies that Mr. Majteles provides services to during the term of the agreement (including SSF’s investment in the Company), offset by certain fees that may be paid by the portfolio companies to Treehouse or Mr. Majteles directly. Under the agreement, Mr. Majteles is required to act independently of SSF in discharging his fiduciary duties to shareholders of a company for which he serves as a member of the board of directors and also is obligated not to disclose to SSF or use for his own benefit any confidential information he obtains in connection with his service to a particular portfolio company. Mr. Majteles does not have or share voting or dispositive power over any securities held by SSF. Mr. Majteles has agreed to serve as a member of the Company’s Board pursuant to this agreement.

Mr. Majteles will receive the Company’s standard compensation for non-employee directors, which presently consists of a cash retainer of $4,000 per month. Non-employee directors are also eligible to receive equity awards under the Company’s plans. Effective June 25, 2008, Mr. Majteles was granted an initial award under the Company’s 2005 Equity Incentive Plan consisting of a non-qualified stock option to purchase 15,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on such date. In connection with Mr. Majteles’ election as a director, the Company intends to enter into its standard form of indemnification agreement for directors with Mr. Majteles.

(e) At the Company’s 2008 Annual Meeting of Shareholders held on June 24, 2008, the Company’s shareholders approved an amendment to the Company’s 2005 Equity Incentive Plan increasing the number of shares of the Company’s common stock issuable thereunder from 450,000 shares to 1,100,000 shares.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) Effective June 25, 2008, the Board amended Section 1(b) of Article IV of the Company’s Bylaws to increase the authorized number of directors from five to six. The text of Section 1(b) of Article IV of the Company’s Bylaws, as amended, reads as follows:

“The exact number of directors shall be six, until changed as provided in subdivision (a) of this Section.”

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

3.02	Bylaws of Comarco, Inc., as amended

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMARCO, INC.
(Registrant)

Date: June 27, 2008	/s/ Samuel M. Inman, III
(Signature)
Samuel M. Inman, III Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.02	Bylaws of Comarco, Inc., as amended